EXHIBIT 24.1

POWERS OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Net 1 UEPS Technologies, Inc., a Florida corporation, constitute and appoint Dr. Serge C.P. Belamant and Herman Gideon Kotze, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of Net 1 UEPS Technologies, Inc., its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of the Company pursuant to the 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and its Subsidiaries and the reoffer and resale thereof, to be filed with the Securities Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Dr. Serge C.P. Belamant	Chief Executive Officer, Chairman of the	July 26, 2005
Dr. Serge C.P. Belamant	Board and Director
(Principal Executive Officer)

/s/ Herman Gideon Kotze	Chief Financial Officer, Treasurer,	July 26, 2005
Herman Gideon Kotze	Secretary and Director
(Principal Financial and Accounting
Officer)

/s/ Antony Charles Ball	Director	July 26, 2005
Antony Charles Ball

/s/ Chad Leonard Smart	Director	July 26, 2005
Chad Leonard Smart

/s/ Christopher Stefan Seabrooke	Director	July 26, 2005
Christopher Stefan Seabrooke

/s/ Alasdair Jonathan Kemsley Pein	Director	July 26, 2005
Alasdair Jonathan Kemsley Pein

/s/ Paul Edwards	Director	July 27, 2005
Paul Edwards